Exhibit 5.1

[Baker & Hostetler LLP Letterhead]

June 20, 2006

Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware 19904

Ladies and gentlemen:

As counsel for Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), we are familiar with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof, with respect to the offering from time to time by the Company of securities consisting of an indeterminate number of shares of common stock, par value per share $0.4867 (the “Common Stock”), and/or an indeterminate amount of debt securities (the “Debt”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents and instruments filed as exhibits to the Registration Statement and such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion below, insofar as it relates to the Common Stock being fully paid, is subject to the execution and delivery to us of a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares; and our opinion will be based solely on such certificate. We assume that the appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify the Common Stock for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Florida, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable. We express no opinion herein with respect to the Debt.

It is understood that this opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP